For Immediate Release

Contact:
DOV Pharmaceutical, Inc.
Investor Relations and Corporate Communications
(732) 907-3600

DOV Pharmaceutical, Inc. Announces Third Quarter Results

SOMERSET, NJ, Nov. 9, 2006 - DOV Pharmaceutical, Inc. (PS: DOVP.PK) announced today results for the third quarter ending September 30, 2006.

Third Quarter 2006 Performance

For the third quarter of 2006, the Company reported a net loss attributable to common stockholders of $17.5 million, or $0.68 per share, as compared with $15.7 million, or $0.68 per share, for the comparable period in 2005.  For the nine months ended September 30, 2006, the Company reported a net loss attributable to common stockholders of $58.4 million, or $2.42 per share, compared with $36.0 million, or $1.58 per share, for the comparable period in 2005.  At September 30, 2006, cash and cash equivalents and marketable securities totaled $47.3 million as compared to $97.6 million at December 31, 2005.

Revenue for the third quarter of 2006 was $1.1 million compared with $1.4 million for the comparable period last year.  Revenue for the nine months ended September 30, 2006 was $3.7 million compared with $7.3 million for the comparable period in 2005.  Revenue for the three and nine months ended September 30, 2006 consisted of $1.1 million and $3.7 million, respectively, of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for its collaboration with Merck over the estimated research and development period, compared to $1.4 million and $5.3 million, respectively, in the comparable period in 2005.  In the nine months ended September 30, 2005 the Company also realized a $2.0 million milestone payment under DOV’s partnership agreement with Neurocrine Biosciences, Inc. upon the acceptance of the New Drug Application by the U.S. Food and Drug Administration for indiplon tablets for the treatment of insomnia.

Research and development expenses decreased $7.3 million to $8.3 million for the third quarter of 2006 from $15.6 million for the comparable period in 2005.  The decrease in research and development expense in the third quarter of 2006 is primarily associated with decreased external development costs of $7.7 million for its product candidates and office and office-related expenses of $225,000, offset by an increase in payroll and payroll-related expenses of $502,000 and professional fees of $151,000. The decrease in research and development expense is primarily related to a decrease in external development costs of $4.4 million for bicifadine, $1.6 million for ocinaplon, $697,000 for DOV diltiazem and $308,000 for DOV 102,677, offset by an increase of $86,000 for DOV 21,947. The increase in payroll and payroll-related expenses is primarily the result of an increase in non-cash stock compensation of $801,000 related to the adoption of SFAS 123(R) offset by an overall decrease in headcount. For the nine months ended September 30, 2006, research and development expenses increased $61,000 to $37.7 million from $37.6 million for the comparable period in 2005.

General and administrative expenses increased $1.1 million to $3.0 million for the third quarter 2006 from $1.9 million for the comparable period in 2005.  For the nine months ended September 30, 2006, general and administrative expenses increased $10.9 million to $17.5 million from $6.6 million for the comparable period in 2005. The increase for the three months ended September 30, 2006 is primarily attributable to an increase of $671,000 in rent and office related expenses related to our new headquarters in Somerset, New Jersey and $359,000 in professional fees for accounting and legal services.  Included in general and administrative expenses is $698,000 of non-cash stock compensation expense related to the adoption of SFAS 123(R). The increase in expenses for the nine months ended September 30, 2006 is primarily related to an increase of $8.7 million in payroll and payroll-related expenses, $1.6 million in rent related to our Somerset facility and $719,000 in office and office-related expenses, offset by a decrease in travel and entertainment expenses of $144,000. The increase in payroll and associated overhead is primarily the result of an increase in non-cash stock compensation of $8.1 million.

Interest expense for the three and nine months ended September 30, 2006 includes non-cash amortization of $2.1 million of deferred issuance costs on the Company’s convertible subordinated debt as well as contractual interest expense of 2.5% on the outstanding balance.

Debt conversion and other expense for the three and nine months ended September 30, 2006 includes a $5.6 million non-cash charge related to the additional shares issued to induce the exchange of an aggregate of $10 million in original principal amount of the Company’s outstanding convertible debentures for 3,445,000 shares of its common stock.

Company Updates

NASDAQ Listing

On October 27, 2006, shares of DOV were no longer listed for trading on a national securities exchange. The delisting of the Company’s common stock represents a “fundamental change” under the indenture governing our 2.50% Convertible Subordinated Debentures due 2025. As a result, DOV is obligated to offer to repurchase the debentures. The Company must make this offer to repurchase the debentures on or prior to November 11, 2006. The Company is obligated to designate a repurchase date for the debentures that is not less than twenty, nor more than thirty-five, business days following the date of the Company’s offer to repurchase. There are currently $70 million in aggregate principal amount of debentures outstanding. Holders of the debentures will have the option, but not the obligation, to require the Company to repurchase their debentures at 100% of the principal amount of the debentures, plus any accrued and unpaid interest. The Company cannot predict the number of holders of debentures that will exercise their option to require the Company to repurchase their debentures. The Company does not presently have the capital necessary to repurchase all or a significant portion of the $70 million of the debentures. If the Company is unable to raise sufficient funds to repurchase the requisite amount of debentures tendered to the Company or restructure its obligations under the debentures, it may be forced to seek protection under the United States bankruptcy laws. The Company has retained Houlihan Lokey Howard & Zukin Capital, Inc. to serve as its financial advisor to assist with its evaluation of strategic alternatives and restructuring efforts with respect to the debentures.

New Strategic Direction

DOV announced in October 2006 a new strategic direction in which the Company will focus its internal efforts on its Phase I and II clinical and preclinical research programs for the development and discovery of drugs to treat neuropsychiatric disorders, advance the Company’s later-stage drug development programs through external partnerships and collaborations, and optimize the Company’s financial position. As a result of this new strategic direction, DOV announced that it would further reduce its in-house late stage clinical development expenditures such as those associated with bicifadine, its novel analgesic in Phase III for pain.  Currently, DOV has drug development programs that are at the preclinical, Phase I and Phase II clinical stages. These include DOV 21,947 (entering Phase II for depression), DOV 102,677 (Phase I for alcohol abuse) and an active preclinical discovery program in reuptake inhibitors and GABA modulators. The Company also has retained investment banking firm HSBC Securities (USA), Inc. to identify and evaluate its strategic options.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders. The Company’s product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	negotiate with our bond holders;

•	raise substantial additional capital in order to repurchase debentures that a holder tenders to us for repurchase;

•	raise substantial additional capital in order to fund operations;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights;

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	perform required regulatory close-out activities for our clinical programs for bicifadine, our novel analgesic;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;

•	obtain and maintain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q for the quarter ended September 30, 2006 that is being filed today.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)	(Unaudited)

Cash, Cash Equivalents and Marketable Securities	$47,338,749	$97,552,387
Restricted Cash - Long Term	4,211,109	—
Total Assets	54,528,394	102,186,506
Current Debt	70,000,000	—
Working Capital (Deficit)	(37,785,751)	78,515,534
Long-Term Debt	—	80,000,000
Total Stockholders’ (Deficit)	(50,975,693)	(19,301,031)

DOV PHARMACEUTICAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue	$1,083,429	$1,377,954	$3,741,160	$7,268,643
Operating expenses:
Research and development expense	8,292,669	15,582,779	37,691,320	37,630,548
General and administrative expense	2,969,524	1,853,517	17,522,735	6,582,001
Loss from operations	(10,178,764)	(16,058,342)	(51,472,895)	(36,943,906)

Interest income	698,395	949,894	2,287,786	2,816,437
Interest expense	(2,369,704)	(599,978)	(3,570,455)	(1,901,698)
Debt conversion and other expenses, net	(5,646,361)	(1,569)	(5,624,624)	(6,324)
Net loss	$(17,496,434)	$(15,709,995)	$(58,380,188)	$(36,035,491)

Basic and diluted net loss per share	$(0.68)	$(0.68)	$(2.42)	$(1.58)

Weighted average shares used in computing basic and diluted net loss per share	25,770,070	23,019,939	24,102,851	22,753,989